EXHIBIT 21.1

BROADVISION, INC. AND SUBSIDIARIES

SUBSIDIARIES OF THE REGISTRANT

▪	BroadVision France, S.A., organized under the laws of France
▪	BroadVision U.K., Ltd., organized under the laws of the United Kingdom
▪	BroadVision Srl, organized under the laws of Italy
▪	BroadVision Iberica S.A., organized under the laws of Spain
▪	Nihon BroadVision KK, organized under the laws of Japan
▪	Interleaf GmbH, organized under the laws of Germany
▪	BroadVision System PVT LTD., organized under the laws of India
▪	BroadVision Delaware LLC, organized under the laws of the state of Delaware
▪	BroadVision Barbados Ltd., organized under the laws of Barbados
▪	BroadVision OnDemand (Beijing) Ltd., organized under the laws of China
▪	BroadVision Professional Services SA, organized under the laws of Switzerland
▪	BroadVision Deutschland GmbH, organized under the laws of Germany